Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES FOURTH QUARTER DIVIDEND

Oakland, Maryland, December 17, 2009 -- The Board of Directors of First United Corporation (NASDAQ:  FUNC), the parent company of First United Bank & Trust, announced that it has reduced the quarterly cash dividend on its common stock for the fourth quarter of 2009 to $.10 per share from $.20 per share for the third quarter.  The fourth quarter dividend will be paid on February 1, 2010 to shareholders of record as of January 13, 2010.  The reduction in the quarterly cash dividend should, if it remains at its present level, allow the Company to retain approximately $2.5 million in additional common equity per year.

“While regrettable, our Board’s decision underscores its commitment to preserving a strong balance sheet as the Company, and indeed the nation, navigate through this difficult economic cycle,” said William B. Grant, Chairman and CEO of First United.  “Core earnings remain strong for the Company, but bottom-line earnings have been negatively impacted by challenges in the loan portfolio and certain securities in the investment portfolio.  The Company’s capital remains stable, and exceeds the regulatory requirements to be considered “well capitalized”.  The Board clearly understands the importance of the dividend to many of the Company’s long-term shareholders.  Today’s action, in light of today’s economic and market conditions, strikes a balance between this need and efforts to conserve shareholder equity.”

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Readers should be aware of the speculative nature of “forward-looking statements”.  Statements that are not historical in nature, including those that include the words “anticipate”, “estimate”, “should”, “expect”, “believe”, “intend”, and similar expressions, are based on current expectations, estimates and projections of First United Corporation, and they are not guarantees of future performance.  Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties.  Consequently, all of the forward-looking statements made herein are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated will be realized, or if substantially realized, will have the expected consequences on First United Corporation’s business or operations.  These and other risks are discussed in detail in the periodic reports that First United Corporation files with the Securities and Exchange Commission.

About First United Corporation

First United Corporation operates one full-service commercial bank, First United Bank & Trust.  The Bank has a network of community offices in Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley and Monongalia Counties in West Virginia. First United’s website can be located at www.mybank4.com.  As of September 30, 2009, the Corporation posted assets of $1.68 billion.